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Exhibit 3.1


                   CERTIFICATE OF AMENDMENT OF THE CERTIFICATE
                               OF INCORPORATION OF
                                PAXAR CORPORATION

                Under Section 805 of the Business Corporation Law

         1. The name of the Corporation is PAXAR Corporation. The Corporation was formed under the name Vatco Fabric Label Corporation.

         2. The Certificate of Incorporation of the Corporation was filed by the Department of State on February 21, 1946.

         3. The Amendment of the Certificate of Incorporation effected by this Certificate of Amendment is to change the case in the first word of the name of the Corporation from "PAXAR Corporation" to "Paxar Corporation".

         4. To accomplish the foregoing, Article First of the Certificate of Incorporation which refers to the name of the Corporation is hereby amended as follows:

                  FIRST:   The name of the Corporation is Paxar Corporation.

         5. The Amendment to the Certificate of Incorporation was authorized by vote of the board of directors, followed by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

         IN WITNESS WHEREOF, this Certificate was subscribed the 1st day of May, 1998 by the undersigned who affirm that the statements made herein are true under penalty of perjury.

                                                 /s/ Arthur Hershaft
                                                 -----------------------
                                                 Arthur Hershaft
                                                 Chief Executive Officer

                                                 /s/ Daniel S. Bishop
                                                 -----------------------

                                                 Daniel S. Bishop
                                                 Secretary